UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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BBQ HOLDINGS, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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BBQ HOLDINGS, INC.
12701 Whitewater Drive, Suite 100
Minnetonka, Minnesota 55343
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 14, 2022
TO THE SHAREHOLDERS OF BBQ HOLDINGS, INC.:
Please take notice that the annual meeting of shareholders of BBQ Holdings, Inc. (the “Annual Meeting”) will be held, pursuant to due call by the Board of Directors of the Company, on Thursday, June 14, 2022 at 3:00 p.m. (central time), or at any adjournment or adjournments thereof. In light of public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our shareholders and employees and facilitate shareholder participation in the Annual Meeting, this year, the Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/BBQ2022. You will not be able to attend the meeting in person. The Annual Meeting is being held for the following purposes:
(1)	To set the number of members of the Board of Directors at five;
(2)	The election of five directors;
(3)	The ratification of the appointment of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. as the independent registered public accounting firm of the Company for fiscal 2022;
(4)	Advisory approval of the Company’s executive compensation (“say-on-pay”); and
(5)	The transaction of any other business as may properly come before the Annual Meeting or any adjournments thereof.
Pursuant to due action of the Board of Directors, shareholders of record on April 18, 2022 will be entitled to vote at the Annual Meeting or any adjournments thereof.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on June 14, 2022
The proxy statement for the Annual Meeting and the Annual Report to Shareholders for the fiscal year ended January 2, 2022 are available to you on the Internet. We encourage you to review all of the important information contained in the proxy materials before voting. To view the proxy statement and Annual Report to Shareholders on the Internet, visit https://ir.bbqholdco.com/financial-information/annual-reports.
By Order of the Board of Directors
/s/ Jeffery Crivello
Chief Executive Officer
May 5, 2022

BBQ HOLDINGS, INC.
12701 Whitewater Drive, Suite 100
Minnetonka, Minnesota 55343
PROXY STATEMENT
Annual Meeting of Shareholders to be Held
June 14, 2022
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of BBQ Holdings, Inc. (sometimes referred to as “we,” “us,” “our,” “BBQ Holdings” or the “Company”) is soliciting your proxy to vote at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”), including at any adjournments of the Annual Meeting. All Shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about May 5, 2022 to all Shareholders of record entitled to vote at the Annual Meeting.
Why are you holding a virtual Annual Meeting?
In light of public health concerns regarding the COVID-19 pandemic, to protect the health and safety of our Shareholders and employees and facilitate shareholder participation in the Annual Meeting, this year, the Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/BBQ2022. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions, at www.virtualshareholdermeeting.com/BBQ2022.
How do I attend the Annual Meeting?
You are entitled to attend the Annual Meeting if you were a shareholder as of the close of business on April 18, 2022, the record date (the “Record Date”). To be admitted to the Annual Meeting, you will need to visit www.virtualshareholdermeeting.com/BBQ2022 and enter the 16-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability, proxy card or voting instruction form.
Whether or not you participate in the Annual Meeting, it is important that you vote your shares.
We encourage you to access the Annual Meeting before it begins. Online check-in will start approximately fifteen minutes before the meeting on June 14, 2022.
What if I cannot find my Control Number?
Please note that if you do not have your Control Number and you are a registered shareholder, operators at 877-830-4936 (United States) or 720-378-5591 (international) will be able to provide your Control Number to you. You will be able to login as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/BBQ2022 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), and you lost your control number, you will need to contact that bank, broker or other holder of record to obtain your Control Number.

For the Annual Meeting, how do I ask questions of management and the board?
We plan to have a Q&A session at the Annual Meeting and will include as many shareholder questions as the allotted time permits. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/BBQ2022.
Who can vote at the Annual Meeting?
Only Shareholders of record at the close of business on April 18, 2022, the Record Date, will be entitled to vote at the Annual Meeting. On this Record Date, there were [   ] shares of common stock outstanding and entitled to vote.
Shareholder of Record: Shares Registered in Your Name
If on April 18, 2022 your shares were registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc. then you are a shareholder of record. We urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 18, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. You may vote prior to the Annual Meeting by logging in with the Control Number on your voting instruction form at www.proxyvote.com. You may access the meeting and vote by logging in with your Control Number at www.virtualshareholdermeeting.com/BBQ2022.
What am I voting on?
There are four matters scheduled for a vote:
•	Proposal 1: Setting the number of members of the Board of Directors at five;
•	Proposal 2: The election of five directors;
•
Proposal 3: The ratification of the appointment of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. here and at Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. as the independent registered public accounting firm of the Company for fiscal year 2022;

•	Proposal 4: Advisory approval of the Company’s executive compensation (“say-on-pay”).
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record, you may vote using the following mechanisms:
•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. (Eastern Time) on June 13, 2022 to be counted.

•
To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. (Eastern Time) on June 13, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions in the Notice to ensure that your vote is counted.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 18, 2022.
If I am a shareholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” setting the number of members of the Board of Directors at five “FOR” the election of all nominees for director “For” the ratification of the appointment of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. as the independent registered public accounting firm of the Company for fiscal 2022 and “For” the advisory approval of the Company’s executive compensation (“say-on-pay”). If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to

“non-routine” matters. In this regard, Proposal 1, 3 and 4 are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Shareholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to 12701 Whitewater Drive, Suite 100, Minnetonka, Minnesota 55343, Attention: Corporate Secretary.
•	You may virtually attend the Annual Meeting and vote online. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, for the other proposals to votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will have no effect on Proposal 1. Abstentions will be counted towards the vote total for Proposals 2, 3 and 4 and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with this proposal.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
For Proposal 2, the five nominees receiving the most “For” votes from the holders of shares present online at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.
For Proposals 1, 3, and 4 must receive “For” votes from the holders of a majority of shares present virtually at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.
What is the quorum requirement?
A quorum of Shareholders is necessary to hold a valid meeting. A quorum will be present if Shareholders holding at least a majority of the outstanding shares of stock entitled to vote are present at the Annual Meeting virtually or represented by proxy. On the Record Date, there were [   ] shares outstanding and entitled to vote. Thus, the holders of [   ] shares must be present virtually or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.

PROPOSALS
PROPOSALS No. 1 and No. 2 – Election of Directors
At the meeting, the Board of Directors is to be elected to hold office until the 2023 Annual Meeting or until successors are elected and are qualified to serve. Our Bylaws provide that the number of directors on our Board shall be fixed by the shareholders, subject to increase by the Board of Directors in an interim period between shareholder votes. The Nominating Committee recommended to the Board of Directors that the shareholders set the number of directors at five. The Nominating Committee also recommended to the Board of Directors that the shareholders re-elect the nominees named below.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, to set the number of directors at five and for the election of the nominees named below, unless one or more of such nominees should become unavailable for election, in which event such shares shall be voted for the election of such substitute nominees as the Board of Directors may propose. Each person nominated has agreed to serve if elected, and we know of no reason why any of the listed nominees would be unavailable to serve.
The following paragraphs provide information as of the date of this Proxy Statement about each nominee. The information presented includes information that each nominee has given us about his or her age, all positions he or she holds within the Company, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, our director nominees have experience in developing and overseeing businesses and implementing near term and long range strategic plans. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Collectively, they have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Although we don’t believe that share ownership alone qualifies any person to serve as a director of our Company, we believe that the beneficial ownership of our Board nominees (collectively as of the Record Date) aligns their interests with those of our shareholders and will drive our Board’s focus on maximizing shareholder value.
Jeffery Crivello, age 43, has been our chief executive officer since November 2017 and director since August 2017. From January 2015 to January 2020, Mr. Crivello served as the Chief Financial Officer of PW Partners Capital Management, LLC, a hedge fund manager with a consumer focus, where he had primary responsibility for operations and accounting. Since 2001, Mr. Crivello has served as President of TREW Capital Management, Inc., a consulting and investment firm where he had primary responsibility for operations. From 2012 to 2015, Mr. Crivello served as a Managing Member of Maize Capital Group, LLC, a commodity investment firm. Mr. Crivello serves on the Board of Town Sports International Holdings, Inc. He graduated from the University of Wisconsin-Whitewater with a B.S. degree in finance.
Mr. Crivello’s restaurant-investing background, particularly his experience with casual dining chains, qualifies him to serve as a director of our Company. We believe that Mr. Crivello’s unique perspective in growing other concepts will be invaluable to the future growth of the Company.
Charles E. Davidson, age 69, has been a director since June 2020. Mr. Davidson co-founded Wexford Capital LP, a registered investment advisor, in 1994 and serves as its Chair and Chief Investment Officer. Mr. Davison has primary responsibility for the overall strategic direction of Wexford’s investment activities, serves as the Portfolio Manager for the Wexford Spectrum Funds, the Wexford Catalyst Funds, and the Wexford Credit Opportunities Funds and is the Chair of the hedge fund investment committee. From 1984 to 1994, Mr. Davidson was a General Partner of Steinhardt Partners, L.P. where he was responsible for all fixed income arbitrage, risk arbitrage, private equity, distressed/bankruptcy and special situation investments of the multi-billion dollar hedge fund. From 1977 to 1984, Mr. Davidson was employed by Goldman Sachs & Co. where he was the head of domestic corporate bond trading and proprietary trading. Mr. Davidson holds a MBA and a BA in economics from the University of California – Los Angeles.
Mr. Davidson is affiliated with investment funds that collectively hold one of the largest beneficial ownership stakes in the Company. Mr. Davidson brings the perspective of a professional institutional shareholder to Board discussions, which we believe adds a strategic resource to a Board seeking to maximize shareholder value. Mr. Davidson’s broad knowledge of corporate governance and management, obtained though his experience in overseeing portfolio companies, is also a valuable resource to the Board.
Peter O. Haeg, age 59, has been co-managing partner of Farnam Street Partners LP, a private investment partnership focused on small cap value investing, and Farnam Street Special Opportunities Fund, a private partnership focused on private equity investments, since 1998. Mr. Haeg is a graduate of the University of Minnesota. Mr. Haeg originally became a director pursuant to the terms of the Stock Purchase Agreement between the Company and PW Partners, LLC, dated November 10, 2017.
Mr. Haeg is the co-managing partner of an investment fund that beneficially owns 4.6% of our Company as of the Record Date. Mr. Haeg brings the perspective of a professional institutional shareholder to Board discussions, which we believe adds a strategic resource to a Board seeking to maximize shareholder value.
Rachel Maga, age 32, has been a co-owner and since July 2018, the President and sole owner of Ten Four Social LLC, a marketing, public relations and branding company. Ms. Maga has served on the Robert Morris University School of Business Sports Management Board of Directors since 2019. She received her Bachelor of Science degree in Business Marketing from Robert Morris University.
Ms. Maga brings extensive marketing experience to the Board, which we believe adds a strategic resource to a Board seeking to maximize shareholder value. Ms. Maga’s broad knowledge of marketing and public relations, obtained through her experience at Ten Four Social LLC, is also a valuable resource to the Board.
Bryan L. Wolff, age 43, has been a director since July 2015. Since January 2020, he has served as Chief Operating Officer and Chief Financial Officer of Staircase, Inc., a mortgage technology company. From March 2017 to December 2020, he has served as a Managing Director at Anthos Capital Management, a Santa Monica-based growth equity firm. From August 2015 to March 2017, he served as Chief Financial Officer of Thrive Market, Inc., a healthy and organic food ecommerce company. From September 2014 to August 2015, he served as Chief Financial Officer of DogVacay, Inc. (sold to Rover), an online service connecting pet owners with sitters across the U.S. and Canada. From January 2012 until August 2014, Mr. Wolff served as Chief Financial Officer of Bonobos, Inc. (sold to Walmart), a men’s fashion and accessories retailer. From March 2010 through December 2011, Mr. Wolff was an Analyst at Luxor Capital, LP. Mr. Wolff previously had roles at both Alliance Bernstein and McKinsey & Co. Mr. Wolff earned a Masters of Business Administration from Stanford’s Graduate School of Business, and a Bachelor's of Engineering in Computer Science from Princeton University.
Mr. Wolff has served as Chief Financial Officer and led the finance and accounting functions at multiple companies, qualifying him to serve on the Company’s Board of Directors and its Audit Committee as an “audit committee financial expert.” Based on his background and experience, Mr. Wolff is qualified to assist the Board in overseeing the Company’s financial and accounting functions and evaluating the Company’s internal controls over financial reporting.
Vote Required
Setting the number of members of the Board of Directors requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named above. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will not count either “for” or “against” the nominee, although it will be counted for purposes of determining whether there is a quorum. If any director nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for that director nominee may be voted for a substitute director nominee selected by the Company’s Board of Directors.
The Board recommends that you vote FOR Proposal No. 1 to set the number of members of the Board of Directors at five. The Board of Directors recommends that you vote FOR each of the five nominees set forth in Proposal No. 2 to serve for a one year term.

PROPOSAL No. 3 – Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Company’s Board of Directors is responsible for the selection of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements for each fiscal year. On April 21, 2021, the Audit Committee approved the engagement of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2022. A representative of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. is expected to attend this year’s Annual Meeting and be available to respond to appropriate questions from shareholders, and will have the opportunity to make a statement if he or she desires to do so.
On April 16, 2020, the Audit Committee of the Company’s Board of Directors dismissed Grant Thornton LLP, which was then serving as the Company’s independent registered public accounting firm.
Grant Thornton LLP’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 29, 2019 and December 30, 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the fiscal years December 29, 2019 and December 30, 2018, and the subsequent interim period through April 16, 2020, there were (i) no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Grant Thornton LLP’s satisfaction, would have caused Grant Thornton LLP to make reference thereto in their reports on the financial statements for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1(v) of Regulation S-K and the related instructions.
During the fiscal years ended December 29, 2019 and December 30, 2018, and the subsequent interim period through April 16, 2020, neither the Company nor anyone acting on its behalf has consulted with Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.
The Company filed a Current Report on Form 8-K filed with the Securities Exchange Commission disclosing this change in its independent registered public accounting firm on April 21, 2020.
Independent Registered Public Accounting Firm Fees and Services
The Audit Committee of the Board of Directors has reviewed the services provided by Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. during fiscal year 2021 and the fees billed for such services. After consideration, the Audit Committee has determined that the receipt of these fees by the firm Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. for fiscal year 2021 is compatible with their provision of independent audit services. The Audit Committee discussed these services and fees with Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. and Company management and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission (“SEC”) to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The following table sets forth fees billed, or expected to be billed, to the Company by Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. for the fiscal year ended January 3, 2021 and for the fiscal year ended January 2, 2022. There were no other fees billed by Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. for fiscal year ended January 2, 2022.
	January 2, 2022	January 3, 2021
Audit Fees(1)	$229,540	$206,190
Audit-Related Fees(2)	$—	$11,500
Tax Fees	$—	$0.00
Other Fees(3)	$44,132	$0.00
Total Fees	$273,672	$217,690
(1)
Audit fees consist of fees billed for professional services rendered for the audits of the Company’s 2021 and 2020 financial statements included in our Annual Report on Form 10-K for the years ended January 2, 2022 and January 3, 2021, respectively, review of financial statements included in the quarterly reports on Form 10-Q, and the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance whether effective internal control over financial reporting was maintained in all material respects.

(2)
Audit-related fees consist of fees billed for professional services rendered for the audits of the Company’s 2021 and 2020 401(k) financial statements for the years ended January 2, 2022 and January 3, 2021, respectively.

(3)	Other fees primarily consist of stand-alone audits of acquired companies that were required to be performed under Rule 3-05 of Regulation S-X.
Pre-Approval Policy
The Company’s Audit Committee charter (a copy of which is available at the Company’s website at https://ir.bbqholdco.com/corporate-governance/highlights) provides that all audit and non-audit accounting services that are permitted to be performed by the Company’s independent registered public accounting firm under applicable rules and regulations must be pre-approved by the Audit Committee or by designated members of the Audit Committee, other than with respect to de minimis exceptions permitted under the Sarbanes-Oxley Act of 2002. During fiscal 2021, all services performed by Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. were pre-approved in accordance with the Audit Committee charter.
Prior to or as soon as practicable following the beginning of each fiscal year, a description of the audit, audit-related, tax, and other services expected to be performed by the independent registered public accounting firm in the following fiscal year is presented to the Audit Committee for approval. Following such approval, any requests for audit, audit-related, tax, and other services not presented and pre-approved must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chair of the Audit Committee. The chair must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
Vote Required
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. as the Company’s independent registered public accounting firm for fiscal year 2022. If the shareholders do not ratify the appointment of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd., the Audit Committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. by the shareholders, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the shareholders, if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
The Board recommends that you vote FOR the ratification of Schechter, Dokken, Kanter, Andrews & Selcer, Ltd. as the independent registered public accounting firm of the Company for fiscal year 2022.

PROPOSAL No. 4 – Advisory Vote on Executive Compensation
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the Company’s shareholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the SEC. This “say-on-pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy and policies described in this Proxy Statement.
At the 2021 annual shareholders’ meeting, the shareholders by advisory vote approved the Company’s executive compensation. The Company is asking shareholders to indicate their support at the Annual Meeting for the compensation of our named executive officers as described in this Proxy Statement by casting an advisory vote “FOR” the following resolution:
“RESOLVED, that the shareholders approve the compensation of the “named executive officers” of BBQ Holdings, Inc., as disclosed in the section entitled “Executive Compensation” in the Proxy Statement for the BBQ Holdings, Inc. 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
Vote Required
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy entitled to vote at the Annual Meeting will be required to approve, on an advisory basis, the compensation of our named executive officers as described in the section entitled “Executive Compensation” below. Because the vote is advisory, it will not be binding on the Company, the Board or the Compensation Committee. Nevertheless, the views expressed by our shareholders, whether through this vote or otherwise, are important to us and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
The Board recommends that you vote FOR the proposal to approve the compensation of the Company’s named executive officers, as described in this Proxy Statement.

EXECUTIVE OFFICERS
Set forth below is a list and biographical information for each of our current executive officers.
Name	Age	Position(s) Held
Jeffery Crivello	43	Chief Executive Officer
Jason Schanno	33	Chief Financial Officer
Albert Hank	34	Chief Operating Officer
Jeffrey Crivello – See biographical information set forth under Proposal No. 2 – Election of Directors.
Jason Schanno, age 33, served from August 2020 to August 2021 as Senior Director, Finance and Accounting of Waitr Holdings, Inc. a publicly traded third-party online ordering and delivery technology provider. From 2019 to 2020, he was the Chief Financial Officer of Dunn Brothers Coffee, an operator and franchisor of coffee shops. In 2018, he was a Financial Reporting Manager for AgriBank, FCB, a farm-credit wholesale bank. From 2015 to 2018, he held various financial reporting roles for Buffalo Wild Wings, Inc., a publicly traded restaurant company. From 2011 to 2015, he was an auditor for Schechter, Dokken, Kanter, Andrews and Selcer, Ltd.
Albert Hank, age 33, began his career with the Company’s wholly-owned subsidiary, Famous Dave’s of America, Inc. (“FDA”), as an hourly team member in 2005. During 2020 and up to his election as COO, he served as FDA’s Senior Vice President of Operations. During 2018 to 2019, he served FDA in various management roles including Senior Director Strategy and Development, Senior Director of Operations and Franchise Business Consultant. From 2015 to 2017, Mr. Hank served FDA as an Area Director. Prior to that starting in 2012, he served as a General Manager of FDA’s Westbury, New York location.

EXECUTIVE COMPENSATION
The following summary compensation table reflects cash and non-cash compensation for the fiscal years indicated awarded to or earned by (i) the principal executive officer of the Company and (ii) the next two highest paid executive officers (the “named executive officers”).
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Compensation Plan ($)	All Other Compensation ($)(4)	Total ($)
Jeffery Crivello Chief Executive Officer	2021	$250,000	$125,000	—	—	—	$2,748	$377,748
	2020	$259,615	$120,000	$800,497(2)	—	—	$3,942	$1,184,055

Jason Schanno(5) Chief Financial Officer	2021	$69,231	$45,000	$331,250(2)	$301,407	—	$312	$747,200

Albert Hank(6) Chief Operating Officer	2021	$172,981	$130,080	—	—	—	$2,257	$305,318
(1)	The material terms of the bonus, stock, and option plan awards are described and under “Employment Agreements” below.
(2)
The amounts reflect the grant date fair value of restricted stock units awarded to Mr. Crivello and Mr. Schanno. The grant date fair value is determined by taking total restricted stock units granted multiplied by the closing market price on date of grant.

(3)
The amounts reflect the grant date fair value of stock option awards granted for the respective year pursuant to the Company’s equity incentive plans, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the stock option award amount may be found in Note 9 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022.

(4)	Represents 401(k) Company match paid during 2020 and 2021.
(5)	Mr. Schanno was appointed Chief Financial Officer on August 16, 2021.
(6)	Mr. Hank was appointed Chief Operating Officer on January 8, 2021.
Outstanding Equity Awards at Fiscal Year End
As of January 2, 2022, the Company’s named executive officers had outstanding the following stock options and stock awards:
	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units or Stock That Have Not Vested ($)(2)
Jeffery Crivello		—			168,333	$2,666,395
Jason Schanno	3,332	36,668	$13.25	8/11/2031	25,000	$396,000
Albert Hank	832	3,344	$5.34	4/29/2029	16,667	$264,005
	832	3,760	$3.96	6/24/2029
	3,332	10,000	$3.27	7/7/2030
(1)	The material terms of the option and stock awards are described under “Employment Agreements” below.
(2)	The market value of the unvested stock awards is based on the closing stock price on December 31, 2021 which was $15.84.
Employment Agreements
Employment Agreement with Jeffery Crivello
On March 15, 2022, the Company entered into an employment agreement with Jeffery Crivello. Mr. Crivello’s employment with the Company is governed by a three-year employment agreement. Under the employment agreement, Mr. Crivello is entitled to receive an annual base salary of $350,000 and is eligible for annual bonus compensation, at the discretion of the Board of Directors, of up to 100% of his base salary.

Pursuant to the employment agreement, Mr. Crivello was awarded 225,000 shares of restricted stock, vesting in equal yearly installments over 3 years beginning on February 23, 2023.
Mr. Crivello may participate in the Company’s benefit plans that are currently and hereafter maintained and for which he is eligible, including, without, limitation, group medical, 401(k), life insurance and other benefit plans. Mr. Crivello is also entitled to be reimbursed for reasonable travel and other expenses.
Pursuant to the employment agreement, Mr. Crivello agreed to customary non-competition and non-solicitation provisions.
Pursuant to a prior employment agreement, Mr. Crivello was awarded 180,000 shares of restricted stock, vesting in equal monthly installments over 48 months beginning on February 28, 2019. On August 28, 2021, for administrative convenience, the monthly vesting was changed to three vesting tranches of 26,250 shares on September 2, 2021 and 22,250 shares on each of September 2, 2022 and February 28, 2023.
On September 2, 2020, Mr. Crivello was awarded 185,000 restricted stock units which vest over three years provided the Company’s common stock achieves a price of $8.50 per share on the applicable first, second and third anniversaries of the date of grant.
All of the equity awards to Mr. Crivello vest on a change in control.
Employment Letter with Jason Schanno
Mr. Schanno entered into an Offer of Employment Letter on August 16, 2021 which provided for an annual base salary of $200,000. For fiscal 2021, he was eligible to receive a target bonus of $45,000 provided he was in good standing with the Company at the time of pay out. For fiscal year 2022 and after, Mr. Schanno is eligible for a performance-based incentive award at a target of 30% of annual base salary. Starting in 2022, Mr. Schanno will also be eligible for additional discretionary performance-based bonuses as may be awarded by the compensation committee.
Effective August 16, 2021, the Company granted Mr. Schanno under our 2015 Equity Incentive Plan (i) a stock option for the purchase of 40,000 shares of common stock at an exercise price of $13.25 that vests over a four-year period and (ii) 25,000 restricted stock units that vest one third on each of the next three anniversaries of the date of grant, provided the share price equals or exceeds $15 on such anniversary. These awards vest on a change in control provided the change in control occurs after the second anniversary of the date of grant.
Effective March 14, 2022, Mr. Schanno’s base salary was increased to $225,000.
Mr. Schanno’s employment is on an at-will basis and provides for provisions for termination with and without cause by the Company. The Offer of Employment Letter contains other customary terms and conditions.
Mr. Schanno may participate in the Company’s benefit plans that are currently and hereafter maintained and for which he is eligible, including, without, limitation, group medical, 401(k), life insurance and other benefit plans. Mr. Schanno is also entitled to be reimbursed for reasonable travel and other expenses.
Employment Letter with Albert Hank
Mr. Hank entered into an Offer of Employment Letter on January 8, 2021 which provided for an annual base salary of $175,000. For fiscal year 2021 and each year forward, Mr. Hank is eligible for a performance-based cash incentive award at a target 30% of annual base salary. Annual payment of such awards and performance criteria will be based on BBQ Holding’s plan as approved by the CEO and Board of Directors and after audited financials are approved by the Board of Directors. The Compensation Committee will determine the amount. Mr. Hank is also eligible for additional discretionary performance-based bonuses as may be awarded by the compensation committee.
Effective March 14, 2022, Mr. Hank’s base salary was increased to $225,000.
Mr. Hank’s employment is on an at-will basis and provides for provisions for termination with and without cause by the Company. The Offer of Employment Letter contains other customary terms and conditions.
Mr. Hank may participate in the Company’s benefit plans that are currently and hereafter maintained and for which he is eligible, including, without, limitation, group medical, 401(k), life insurance and other benefit plans. Mr. Hank is also entitled to be reimbursed for reasonable travel and other expenses.

On April 29, 2019, Mr. Hank was granted an option to purchase 10,000 shares at an exercise price of $5.34 per share. This option vests monthly over 48 months from the date of grant.
On June 24, 2019, Mr. Hank was granted an option to purchase 10,000 shares at an exercise price of $3.96 per share. This option vests monthly over 48 months from the date of grant.
On July 7, 2020, Mr. Hank was granted an option to purchase 20,000 shares at an exercise price of $3.27 per share. This option vests annually from the date of grant.
On September 2, 2020, Mr. Hank was awarded 25,000 restricted stock units which vest over three years provided the Company’s common stock achieves a price of $8.50 per share on the applicable first, second and third anniversaries of the date of grant.
All of the equity awards to Mr. Hank vest on a change in control.
Description of Additional Compensation Plans and Practices
Deferred Compensation Plan
The Company maintains a Non-Qualified Deferred Compensation Plan in which employees who are at the “director” level and above are eligible to participate. None of the named executive officers have participated in this plan. Participants must complete a deferral election each year and submit it to the Company, prior to the beginning of the fiscal year for which the compensation pertains, indicating the level of compensation (salary, bonus and commissions) they wish to have deferred for the coming year. This deferral election is irrevocable except to the extent permitted by the plan’s administrator, and the applicable regulations promulgated by the Internal Revenue Service. For fiscal 2020 and 2021, the Company matched 25.0% of the first 4.0% contributed by participants and paid declared interest rates of 6.0% on balances contributed.
Deferral periods are defined as the earlier of termination of employment or not less than three calendar years following the end of the applicable plan year. Extensions of the deferral period for a minimum of five years are allowed, provided the election is made at least one year before the first payment affected by the change. Payments can be in a lump sum or in equal payments over a two-, five- or ten-year period, plus interest from the commencement date.
The plan assets are kept in an unsecured account that has no trust fund. In the event of bankruptcy, any future payments would have no greater rights than that of an unsecured general creditor of the Company and they confer no legal rights for interest or claim on any assets of the Company. Benefits provided by the deferred compensation plan are not insured by the Pension Benefit Guaranty Corporation (PBGC) under Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”), because the pension insurance provisions of ERISA do not apply to the Deferred Compensation Plan.
Other Benefits
The Company provides additional benefit plans to employees, including the named executive officers, such as medical, dental, life insurance and disability coverage, flex benefit accounts, 401(k) plan, and an employee assistance program. The Company also provides vacation and other paid holidays to employees, including the named executive officers, which are comparable to those provided at other companies of comparable size.
Tax Deductibility of Compensation
The Compensation Committee awards compensation to our executive officers as it deems appropriate to meet our overall compensation objectives, even though it may not be fully deductible for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. In general, Section 162(m) prevents publicly held corporations from deducting, for federal income tax purposes, compensation paid in excess of $1,000,000 to certain executives. In certain situations, the Compensation Committee has approved, and may approve in the future, compensation that does not meet the requirements of Section 162(m) in order to ensure competitive levels of total compensation for our executive officers.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board of Directors
The size of our Board of Directors is currently set at eight. We currently have five members serving as directors with three vacancies. If Proposal No.1 is approved, then the size of the Board would be set at five members. The following directors, constituting a majority of the Board, are “independent directors” as such term is defined in Rule 5605(a) (2) of the Nasdaq Stock Market’s Marketplace Rules: Peter O. Haeg, Rachel Maga and Bryan L. Wolff. The Board of Directors held four formal meetings during fiscal 2021. Bryan L. Wolff is the non-executive chair of the Company’s Board of Directors.
Board of Directors Role in Risk Oversight
The Audit Committee of the Board of Directors has been delegated the responsibility for risk oversight. In overseeing the Company’s risk management, the Audit Committee adheres to a detailed committee responsibilities calendar that addresses various risk-related matters. These matters include but are not limited to:
•	meeting with management and the Company’s independent registered public accountant in separate executive sessions;
•	interacting with management and the internal audit function;
•
considering and reviewing with the Company’s independent registered public accountant the Company’s assessment and any related attestation (including related reports) on internal control over financial reporting, the adequacy of such controls and recommendations for improvements;

•
inquiring of the Company’s finance and accounting function managers and the Company’s independent registered public accountant about significant risks or exposures, and any significant accounts that require management judgment;

•	reviewing the Company’s policies for risk assessment and risk management, and assessing steps taken or to be taken to control such risk;
•	assessing the oversight and management of the information risks, including those related to Company Information Technology projects; and
•	overseeing the Company’s investment policies
Committees of the Board of Directors
The Company has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. During fiscal 2021, each member of the Board of Directors attended at least 75% of the Board meetings and meetings of committees to which they belong during the period in which such member served as a director. Although the Company has no formal policy regarding directors’ attendance at the Company’s annual shareholders meetings, the Company encourages such attendance by members of the Board of Directors. All but one of the Company’s current five directors were in attendance at the June 15, 2021 meeting.
Below is a summary of the Company’s board committee structure and current committee membership information.
Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Jeffery Crivello
Charles E. Davidson
Peter O. Haeg	Member	Chair	Member
Rachel Maga	Member	Member	Member
Bryan L. Wolff	Chair	Member	Chair
Audit Committee of the Board of Directors
The Company has established a three-member Audit Committee within the Board of Directors that currently consists of Chair Bryan L. Wolff, Peter O. Haeg and Rachel Maga. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at

https://ir.bbqholdco.com/corporate-governance/highlights. The charter reflects the Audit Committee’s increased responsibilities as a result of the Sarbanes-Oxley Act of 2002, as well as the Nasdaq Stock Market corporate governance standards. As set forth in the charter, the primary responsibilities of the Audit Committee include: (i) serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system; (ii) reviewing and appraising the audit performed by the Company’s independent registered public accounting firm; and (iii) providing an open avenue of communication among the independent registered public accounting firm, financial and senior management and the Board of Directors. The charter also requires that the Audit Committee review and pre-approve the performance of all audit and non-audit accounting services to be performed by the Company’s independent registered public accounting firm, other than certain de minimis exceptions permitted by Section 202 of the Sarbanes-Oxley Act of 2002.
The Board of Directors has determined that at least one member of the Audit Committee, Bryan L. Wolff, qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. In addition, each member of the Audit Committee is an “independent director,” as such term is defined in Rule 5605(a)(2) of the Nasdaq Stock Market’s Marketplace Rules, and meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. The Board of Directors has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.
The Audit Committee held four formal meetings during fiscal 2021.
Report of the Audit Committee
The Company’s management has primary responsibility for the Company’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm for fiscal 2021, Schechter, Dokken, Kanter, Andrews & Selcer, Ltd., is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting, internal controls, and audit functions.
The Audit Committee has reviewed the Company’s audited consolidated financial statements for the last fiscal year and discussed them with management.
The Audit Committee has discussed with Schechter, Dokken, Kanter, Andrews & Selcer, Ltd., the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.
The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communications with the Audit Committee concerning independence, and has discussed with the independent accountants their independence.
The Audit Committee, based on the review and discussions described above, has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022 for filing with the SEC.
THE AUDIT COMMITTEE BRYAN L. WOLFF, Chair PETER O. HAEG RACHEL MAGA
Compensation Committee of the Board of Directors
The Company has established a Compensation Committee within the Board of Directors that currently consists of Chair, Peter O. Haeg, Bryan L. Wolff, and Rachel Maga. The Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at https://ir.bbqholdco.com/corporate-governance/highlights. The Compensation Committee reviews the Company’s remuneration policies and practices, makes recommendations to the full Board in connection with all compensation matters affecting the Company and administers the Company’s incentive compensation plans. The

Compensation Committee of the Board of Directors has direct oversight and responsibility for the Company’s executive compensation policies and programs. The Compensation Committee has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, and has the authority to retain, terminate and approve the fees payable to any external compensation consultant to assist in the evaluation of director, and senior executive compensation. The Compensation Committee assesses the independence of any compensation consultant that it elects to engage.
Compensation Philosophy
Our executive compensation philosophy has been based on adopting compensation programs driven by short and long-term financial performance metrics designed to ensure management is incented to increase shareholder value over time. The Company’s executive compensation policies and programs are designed to provide:
•	a means for the Company to attract, motivate, reward and retain qualified executives in a competitive environment;
•	competitive levels of compensation that integrate with the Company’s annual objectives and long-term goals;
•	incentives that promote sustained short- and long-term financial growth and return in order to increase intrinsic value per share;
•	a reward system for extraordinary performance that recognizes individual initiative and achievements; and
•	a means to optimize performance without encouraging unreasonable risks or incentivizing behavior that would be reasonably likely to result in a material adverse effect on the Company.
The Compensation Committee believes that the total compensation program for executives should consist of the following elements, each determined by individual and corporate performance:
•	Base salary compensation; and
•	Incentive compensation, both in the form of annual cash bonus and long-term stock-based incentive awards.
In addition to the compensation program elements listed above, we have established a Non-Qualified Deferred Compensation Plan in which our executives are entitled to participate. The Compensation Committee believes that the availability of this plan adds to the attractiveness of the Company’s overall compensation program and positively impacts the Company’s ability to hire and retain qualified executives.
Compensation Procedures
Our Compensation Committee approves, on an annual basis, the competitiveness of our overall executive compensation programs, including the appropriate mix between cash and non-cash compensation as well as annual and long-term incentives. As set forth in its written charter, our Compensation Committee has access to resources it deems appropriate to accomplish its responsibilities, including the sole authority to retain (with funding provided by the Company) legal counsel and experts in the field of executive compensation after taking into consideration the independence related factors required under applicable Nasdaq listing standards. The Compensation Committee has the sole authority to retain and to terminate such advisors, and to approve the fees and other retention terms. During fiscal 2021, the Compensation Committee primarily relied upon internal Company resources to generate information on which to benchmark the Company’s compensation practices.
Generally, our Chief Executive Officer has provided input to our Compensation Committee regarding executive compensation and participated in the ultimate determination of compensation for the Company’s other executives. However, our Chief Executive Officer does not have direct involvement in the determination of his own compensation, the determination and structure of which is the sole responsibility of the Compensation Committee.

The Compensation Committee held three meetings during fiscal year 2021.
Corporate Governance and Nominating Committee of the Board of Directors
The Company has established a Corporate Governance and Nominating Committee within the Board of Directors that consists of Chair Bryan L. Wolff, and Peter O. Haeg. Messrs. Wolff and Haeg satisfy the independence requirements of the Nasdaq Stock Marketplace Rules. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at https://ir.bbqholdco.com/corporate-governance/highlights. The primary role of the Corporate Governance and Nominating Committee is to consider and make recommendations to the full Board of Directors concerning the appropriate size, function and needs of the Board, including establishing criteria for Board membership and considering, recruiting and recommending candidates (including those recommended by shareholders) to fill new Board positions. The Corporate Governance and Nominating Committee also considers and advises the full Board on matters of corporate governance and monitors and recommends the functions of, and membership on, the various committees of the Board.
The Corporate Governance and Nominating Committee (or a subcommittee thereof) recruits and considers director candidates and presents all qualified candidates to the full Board for consideration. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin, disability, marital or veteran status, or any other legally protected status.
In identifying and evaluating potential candidates to be nominees for directors, the Corporate Governance and Nominating Committee has the flexibility to consider such factors as it deems appropriate under relevant circumstances. These factors may include education, general business and industry experience, ability to act on behalf of shareholders and build long term shareholder value, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board nominees. The Corporate Governance and Nominating Committee believes that a Board comprised of directors with diverse skills and experiences relevant to the Company’s industry will result in efficient and competent oversight of the Company’s various core competencies, which include restaurant operations, franchise operations, real estate, marketing and financial and accounting. As such, the Corporate Governance and Nominating Committee considers the interplay of a director candidate’s experience with that of other members of the Board of Directors.
If the Corporate Governance and Nominating Committee approves a candidate for further review following an initial screening, the Corporate Governance and Nominating Committee will establish an interview process for the candidate. Generally, the candidate will meet with at least a majority of the members of the Corporate Governance and Nominating Committee, along with the Company’s Chief Executive Officer. Contemporaneously with the interview process, the Corporate Governance and Nominating Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Corporate Governance and Nominating Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The Corporate Governance and Nominating Committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to the Company and concern for its success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in the Company’s good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility.
The Corporate Governance and Nominating Committee will consider recommendations by shareholders of candidates for election to the Board of Directors. Any shareholder who wishes that the Corporate Governance and Nominating Committee consider a candidate must follow the procedures set forth in our Bylaws. Under our Bylaws, if a shareholder plans to nominate a person as a director at a meeting, the shareholder is required to place a proposed director’s name in nomination by written request delivered to or mailed and received at our principal executive offices not less than 60 nor more than 120 calendar days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. For our 2023 annual shareholders’ meeting, notices must be delivered to or mailed and received not prior to January 5, 2023 and not later than March 6, 2023. If the date of our 2023 annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the Annual Meeting, timely notice by a shareholder may be delivered to or mailed and received at our principal executive offices not later than the close of business on the 10th calendar day following the earlier of the date that we mail notice to our shareholders that the 2023 annual shareholders’ meeting will be held or the date on which we issue a press release, filed a periodic report with the SEC or otherwise publicly disseminated notice that the 2023 annual shareholders’ meeting will be held. To enable the Corporate Governance and Nominating Committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:
•	As to each person the shareholder proposes to nominate for election or reelection as a director:
○	the name, age, business address and residence address of such individual;
○	the class, series and number of any shares of our stock that are beneficially owned or owned of record by such individual;
○	the date such shares were acquired and the investment intent of such acquisition;
○
all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules thereunder (the “Exchange Act”) (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

○
all information with respect to such individual that would be required to be set forth in a shareholder’s notice pursuant to Section 4.3 of our Bylaws if such proposed individual were a Nominating Person (as such term is defined in our Bylaws and summarized below); and

○
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the proposed nominee, his or her respective affiliates and associates and any other persons with whom the proposed nominee (or any of his or her respective affiliates and associates) is “Acting in Concert” (as such term is defined in our Bylaws), on the one hand, and any Nominating Person, on the other hand;

•
As to each “Nominating Person” (which our Bylaws define as the nominating shareholder, the beneficial owner(s), if different, on whose behalf the notice of proposed nomination is made, any affiliate or associate of such shareholder or beneficial owner(s), and any other person with whom such shareholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert):

○	the class, series and number of all shares of our stock which are, directly or indirectly, owned of record or beneficially owned by such Nominating Persons;
○	the full notional amount of any Synthetic Equity Position (as such term is defined in our Bylaws);
○	any Short Interests (as such term is defined in our Bylaws); and
○	any Performance-Related Fees (as such term is defined in our Bylaws);
•	The name and address of such Nominating Person, as they appear on our stock ledger;
•
To the extent known by the nominating shareholder or any other Nominating Person, the name and address of any other shareholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such shareholder’s notice; and

•
Any other information relating to such Nominating Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Nominating Person in support of the nominees proposed to be nominated for election or reelection as a director at the meeting pursuant to Section 14(a) of the Exchange Act.

The above description is only a summary of the procedures required to be followed by shareholders who wish to nominate a proposed director candidate for election to our Board. Please refer to our Bylaws for a complete description of such procedures.
The Corporate Governance and Nominating Committee held three meetings during fiscal 2021.

Corporate Governance, Ethics and Business Conduct
The Company’s Board of Directors firmly believes that the commitment to sound corporate governance practices is essential to obtaining and retaining the trust of investors, team members, guests and suppliers. The Company’s corporate governance practices reflect the requirements of applicable securities laws, including the Sarbanes-Oxley Act of 2002, the Nasdaq Stock Market listing requirements and the Company’s own vision of good governance practices.
The Company is committed to conducting business lawfully and ethically. All of its employees, including its Chief Executive Officer and other executives are required to act at all times with honesty and integrity. The Company’s Code of Ethics and Business Conduct covers areas of professional conduct, including workplace behavior, conflicts of interest, fair dealing with competitors, guests and vendors, the protection of Company assets, trading in Company securities and confidentiality, among others. The Code of Ethics and Business Conduct requires strict adherence to all laws and regulations applicable to our business and also describes the means by which any employee can provide an anonymous report of an actual or apparent violation of our Code of Ethics and Business Conduct. In addition to the Code of Ethics and Business Conduct, the Company has adopted a separate Code of Ethics specifically applicable to the Company’s Chief Executive Officer, Chief Financial Officer, and Key Financial and Accounting Management.
The full text of the BBQ Holdings, Inc. Code of Ethics and Business Conduct and the Code of Ethics specifically applicable to the Company’s Chief Executive Officer, Chief Financial Officer and Key Financial and Accounting Management are each available online at https://ir.bbqholdco.com/corporate-governance/highlights.
Board Diversity
Pursuant to the NASDAQ’s rules on board diversity disclosure, below is the Company’s diversity matrix information reported as of    , 2022:
BOARD DIVERSITY MATRIX FOR BBQ HOLDINGS INC.
Total Number of Directors	5
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	4
Part II: Demographic Background
African American or Black
Alaskan native or American Indian
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	4
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclosure Demographic Background
Ability of Shareholders to Communicate with the Company’s Board of Directors
The Company’s Board of Directors has established several means for shareholders and others to communicate with the Company’s Board of Directors. If a shareholder has a concern regarding the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the chair of the Company’s Audit Committee in care of the Company’s Secretary at the Company’s headquarters address. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the chair of the Corporate Governance and Nominating Committee in care of the Company’s Secretary at the Company’s headquarters address. If a shareholder wishes to provide input with respect to the Company’s executive compensation policies and programs, input should be submitted in writing to the chair of the Company’s Compensation Committee in care of the Company’s Secretary at the Company’s headquarters address or by email address to compensationcommittee@bbq-holdings.com. If a shareholder is unsure as to which category the concern relates, the shareholder may communicate it to any one of the independent directors in care of the Company’s Secretary at the Company’s headquarters address. All shareholder communications sent in care of the Company’s Secretary will be forwarded promptly to the applicable director(s).
Prohibition against Hedging Transactions
Pursuant to our insider trading policy, short sales of the Company’s securities are prohibited. This prohibition also applies to any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.
Policies and Procedures for the Consideration and Determination of Director Compensation
Each year, the Corporate Governance and Nominating Committee reviews the Board’s compensation in relation to other companies nationwide and recommends any changes in Board compensation to the full Board of Directors for approval. As needed, the Compensation Committee will also review and make recommendations to the Board. The Compensation Committee also approves any grants of equity incentives to directors under the Company’s equity incentive plans.
Director Compensation
During fiscal 2021, certain of our directors received a cash payment, a grant of restricted stock units and a grant of a stock option for their services as our director. The following table sets forth information concerning director compensation earned during the fiscal year ended January 2, 2022:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Anand D. Gala(3,4)
Charles E. Davidson
Peter O. Haeg(4)
David L. Kanen(3,4)
Rachel Maga		$19,995		$19,995
Richard Welch(5)
Bryan L. Wolff(4,6)	$30,000		$36,383	$66,383
(1)
The amount reflects the grant date fair value of restricted stock units awarded to Ms. Maga that vested on September 2, 2021. The grant date fair value is determined by taking total restricted stock units granted multiplied by the closing market price of $13.25 on August 11, 2021, the date of grant.

(2)
Amount shown reflects the grant date fair value of stock option award granted during fiscal year 2021, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 9 “Stock-Based Compensation” to the accompanying notes to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2022.

(3)	Both Mr. Gala and Mr. Kanen resigned from the Board May 21, 2021.
(4)
Each of Messrs. Gala and Haeg hold options to purchase 20,000 shares of our common stock. Mr. Kanen holds an option to purchase 40,000 shares of our common stock. Mr. Wolff holds options to purchase 52,300 shares of our common stock, which includes a fully-vested option to purchase 13,300 shares of our common stock granted to him in fiscal 2021 in connection with his service as the Chair of the Audit Committee.

(5)	Mr. Welsh did not stand for election.
(6)	Mr. Wolff was paid $30,000 in fiscal 2021 and will be paid $80,000 in fiscal 2022 in connection with his service as the Chair of the Audit Committee.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
The Company has one class of voting securities outstanding, Common Stock, $0.01 par value, of which [  ] shares were outstanding as of the close of business on the Record Date. Each share of Common Stock is entitled to one vote on all matters put to a vote of shareholders.
The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director or director nominee, (iii) each named executive officer identified in the Summary Compensation Table, and (iv) all named executive officers and directors as a group. Unless otherwise indicated, the address of each of the following persons is 12701 Whitewater Drive, Suite 100, Minnetonka, Minnesota 55343, and each such person has sole voting and investment power with respect to the shares of Common Stock set forth opposite each of their respective names.
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Total
Executive Officers:
Jeffery Crivello (Chief Executive Officer)(1)	499,073	4.8%
Jason Schanno (Chief Financial Officer)(2)	8,333	*
Albert Hank (Chief Operating Officer)(2)	18,937	*
Non-Employee Directors:
Charles E. Davidson(3)	1,685,556	16.1%
Peter O. Haeg(2)(4)	434,169	4.1%
Rachel Maga	1,509	*
Bryan L. Wolff(2)	60,729	*
All Directors and Executive Officers as a group (7 people)(2)	2,708,306	25.6%
Other 5% Beneficial Owners:
David L. Kanen(2)(5) 5850 Coral Ridge Dr. Ste. 309, Coral Springs, FL 33076	1,707,152	18.3%
Wexford Capital LP(6) 411 West Putnam Avenue, Suite 125, Greenwich, CT 06830	1,685,556	16.1%
Nantahala Capital Management, LLC(7) 130 Main St. 2nd Floor, New Canaan, CT 06840	1,000,000	9.5%
Bandera Master Fund L.P.(8) Broad Street, Suite 1820, New York, NY 10004	1,340,901	12.8%
*	Less than 1%
(1)	Includes 270,000 shares of restricted stock.
(2)
Includes the right to acquire shares within 60 days as follows: Mr. Schanno-8,333; Mr. Hank-4,393; Mr. Kanen-40,000; Mr. Haeg-16,000; Mr. Wolf-52,300 and All Directors and Executive Officers as a group-81,026.

(3)
Represents 1,685,556 shares held by Debello Investors LLC, Wexford Focused Investors LLC, and Wexford Spectrum Investors LLC (collectively, the “Purchasing Entities”). Mr. Davidson disclaims beneficial ownership of the shares held by the Purchasing Entities except to the extent of his actual pecuniary interest therein. See footnote 6 below.

(4)
Based upon a joint statement on Schedule 13D filed with the SEC on April 22, 2021 by FS Special Opportunities I, L.P., Farnam Street Capital, Inc., Raymond E. Cabillot and Peter O. Haeg. The reporting persons may be deemed to beneficially own the securities which these entities possess.

(5)
Based upon a Form 4 filed by Mr. Kanen with the SEC on September 8, 2020 which includes shares owned by Philotimo Fund LP (“Philotimo”) and Kanen Wealth Management, LLC (“KWM”). Mr. Kanen, as the managing member of KWM, may be deemed to beneficially own the 1,103,247 shares of Common Stock held in customer accounts managed by KWM (including the 83,441 shares held in Mr. Kanen’s personal account) and the 563,905 shares of Common Stock held by the Philotimo, of which KWM is the general partner. Mr. Kanen expressly disclaims such beneficial ownership except to the extent of his pecuniary interest therein.

(6)
Based upon joint statements on Schedule 13D/A filed with the SEC on April 17, 2018. Includes 37,695 shares that are directly owned by Debello Investors LLC (“DI”), 78,403 shares that are directly owned by Wexford Focused Investors LLC (“WFI”), and 1,569,458 shares that are directly owned by Wexford Spectrum Investors LLC (“WSI”, and together with DI and WFI, the “Purchasing Entities”). Wexford Capital LP (“Wexford Capital”) may, by reason of its status as manager of the Purchasing Entities, be deemed to own beneficially the securities of which the Purchasing Entities possess beneficial ownership. Wexford GP LLC (“Wexford GP”) may, as the General Partner of Wexford Capital, be deemed to own beneficially the securities of which the Purchasing Entities possess beneficial ownership. Each of Charles E. Davidson (“Davidson”) and Joseph M. Jacobs (“Jacobs”) may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which the Purchasing Entities possess beneficial ownership. Each of Wexford Capital, Wexford GP, Davidson and Jacobs shares the power to vote and to dispose of the securities beneficially owned by the Purchasing Entities. Each of Wexford Capital, Wexford GP, Davidson and Jacobs disclaims beneficial ownership of the securities owned by the Purchasing Entities and the joint statements on Schedule 13D are not an admission that they are the beneficial owners of such securities except, in the case of Davidson and Jacobs, to the extent of their personal ownership interests in any of the members of the Purchasing Entities.
(7)
Based on a Schedule 13G filed with the SEC on February 14, 2022 by Nantahala Capital Management, LLC, Wilmot B. Harkey and Daniel reporting beneficial ownership as of December 31, 2021. Amounts include the shares held by managed funds and/or separate accounts affiliated with Nantahala Capital Management, LLC. Nantahala Capital Management, LLC is a registered investment adviser and has been delegated the legal power to vote and/or direct the disposition of such shares as a general partner or investment manager and would be considered the beneficial owner of such shares. The above shall not be deemed to be an admission by the record owners that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the reported shares.

(8)
Based upon a Schedule 13D/A filed with the SEC on November 12, 2021. Bandera Partners LLC (“Bandera Partners”) is the investment manager of Bandera Master Fund L.P. (“Bandera Master Fund”). Bandera Master Fund has granted to Bandera Partners the sole and exclusive authority to vote and dispose of the shares held directly by Bandera Master Fund. Each of Gregory Bylinsky and Jefferson Gramm are Managing Partners, Managing Directors and Portfolio Managers of Bandera Partners. By virtue of these relationships, each of Bandera Partners and Messrs. Bylinsky and Gramm may be deemed to beneficially own the shares owned directly by Bandera Master Fund.

Based on information provided to the Company by its directors, director nominees and executive officers, no director, director nominee or named executive officer holds shares beneficially owned by him or her in a margin account as collateral for a margin loan, and no shares beneficially owned by the Company’s directors and named executive officers have been pledged as collateral for a loan.

CERTAIN TRANSACTIONS
In accordance with the Company’s Audit Committee charter, the Company’s Audit Committee is responsible for reviewing policies and procedures with respect to related party transactions required to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K (including transactions between the Company and its officers and directors, or affiliates of such officers or directors), and approving the terms and conditions of such related party transactions.
Anand D. Gala served as a director of the Company, until he resigned on May 21, 2021. Mr. Gala is the Founder, President and Chief Executive Officer of Gala Holdings International, a diversified holding company that conducts consulting, restaurant development and management operations. As a Company franchisee, Gala Holdings International paid approximately $1.1 million and $1.6 million in franchise royalties and contributions to the Company’s system-wide marketing fund for the Company’s 2020 and 2021 fiscal years, respectively.
Charles Davidson serves as a director of the Company. An entity that Mr. Davidson, a beneficial owner of approximately 16.1% of our company, controls is a franchisee of the Company. As a Company franchisee, Mr. Davidson paid approximately $515,000 and $643,000 in franchise royalties and contributions to the Company’s system-wide marketing fund for the Company’s 2020 and 2021 fiscal years, respectively.
A On November 10, 2017, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) by and between the Company and PW Partners, LLC (“PW Partners”). Pursuant to the Purchase Agreement, the Company sold to PW Partners on behalf of its designated client, FS Special Opportunities I, L.P. (the “Purchaser’s Designee”), 418,169 shares of our common stock (the “Private Placement”). The Purchase Agreement provides further that PW Partners has assigned its rights under the Purchase Agreement to the Purchaser’s Designee; provided, however, that PW Partners retains its obligations under the Purchase Agreement.
On January 29, 2018, the Company entered into a Standby Purchase Agreement (the “Standby Purchase Agreement”) with PW Partners, in connection with a non-transferable rights offering (the “Rights Offering”). The Standby Purchase Agreement provided that PW Partners will (a) exercise its non-transferable rights to subscribe for and purchase its pro rata amount of newly-issued shares of the Company’s common stock, at a price per share, which the Company’s board of directors set at $3.50 per share (the “Subscription Price”), and (b) purchase in a private placement separate from the Rights Offering, at the Subscription Price and subject to the terms and conditions of the Standby Purchase Agreement, any shares of the Company’s common stock that were not subscribed for in the Rights Offering pursuant to the Company’s Shareholders’ exercise of their rights. Notwithstanding the foregoing, the Standby Purchase Agreement also provided that PW Partners will not purchase shares of the Company’s common stock in an amount that would result in the Standby Purchaser beneficially owning 20% or more of the outstanding common stock after such purchase.
On December 8, 2017, as a part of settlement of a legal dispute and distressed situation, the Company approved the transfer of seven franchise restaurants in Utah and Washington (the “Transferred Restaurants”) to an entity (the “Acquirer”) controlled by Charles Davidson.
The previous franchisee of these seven restaurants experienced financial difficulties for more than one year and, at the time of the sale to the Acquirer, was more than one year in arrears with royalty, miscellaneous and national advertising fund payments that totaled approximately $1.4 million. The previous franchisee engaged a broker who marketed the franchise for several months, which resulted in two potential buyers, one of whom dropped out of the process. These stores were severely neglected, and this was determined to be the best path to economic recovery.
In connection with settling the dispute with the previous franchisee, the Company collected $350,000 in cash from the previous franchisee. Pursuant to the settlement, the Company wrote off accounts receivable of approximately $1.0 million.
As part of the transaction, the Company agreed to certain concessions in order to facilitate the transfer of the Transferred Restaurants to the Acquirer and to incentivize the Acquirer to invest the funds necessary to improve the operations of the Transferred Restaurants and to provide innovation to the Famous Dave’s concept. The economic concessions consisted of the following:
•	A $500,000 repairs and maintenance credit (the “R&M Credit”), payable through a 50% reduction in required royalty payments until the credit is exhausted;

•
Royalty relief, in addition to the R&M Credit, of 2.0% in months one through 12 for an effective royalty rate of 3.0% and 1.0% in months 13 through 24 for an effective royalty rate of 4.0%, and a full royalty of 5.0% to be paid thereafter (“Royalty Relief”);

•	Development rights in the states of Utah and Washington in exchange for a commitment to open three restaurants before May 1, 2027; and
•	Waiver of initial and future franchise fees and area development fees.
In addition to these economic concessions, the Company modified its standard franchise agreement to eliminate or limit certain obligations of Acquirer as a franchisee, including:
•	Waiver of reacquisition fees for two additional ten-year terms;
•	Acquirer will spend 1.0% of net sales on local marketing, as opposed to the standard 1.5%.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s officers, directors, and persons who beneficially own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, 2021 the filing requirements applicable to its officers, directors and greater than 10% percent beneficial owners were complied with, except that Rachel Maga and Bryan Wolff did not file a Form 4 relating to one transaction each within the two business day requirement and such late filings were effected on April 14, 2022.

PROPOSALS OF SHAREHOLDERS
Proposals by shareholders (other than director nominations) that are submitted for inclusion in our proxy statement for our 2023 annual shareholders’ meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and our Bylaws. To be timely under Rule 14a-8, a shareholder proposal must be received by our Corporate Secretary at BBQ Holdings, Inc., 12701 Whitewater Drive, Suite 100, Minnetonka, Minnesota, 55343, by January 5, 2023.
Under our Bylaws, if a shareholder does not submit a proposal for inclusion in our proxy statement but does wish to propose an item of business to be considered at an annual shareholders’ meeting (other than director nominations), that shareholder must deliver notice of the proposal at our principal executive offices not less than 60 nor more than 120 calendar days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. For our 2023 annual shareholders’ meeting, notices must be received not prior to January 5, 2023 and not later than March 6, 2023.
If a shareholder plans to nominate a person as a director at an annual shareholders’ meeting, our Bylaws require that the shareholder place a proposed director’s name in nomination by written request delivered to or mailed and received at our principal executive offices not less than 60 nor more than 120 calendar days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. For our 2023 annual shareholders’ meeting, notices must be delivered to or mailed and received not prior to January 5, 2023 and not later than March 6, 2023.
If the date of our 2023 annual shareholders’ meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the Annual Meeting, timely notice of shareholder proposals and shareholder nominations for directors may be delivered to or mailed and received at our principal executive offices not later than the close of business on the 10th calendar day following the earlier of the date that we mail notice to our shareholders that the 2023 annual shareholders’ meeting will be held or the date on which we issue a press release, filed a periodic report with the SEC or otherwise publicly disseminated notice that the 2023 annual shareholders’ meeting will be held.
Notices of shareholder proposals and shareholder nominations for directors must comply with the informational and other requirements set forth in our Bylaws as well as applicable statutes and regulations. Due to the complexity of the respective rights of the shareholders and the Company in this area, any shareholder desiring to propose actions or nominate directors is advised to consult with his or her legal counsel with respect to such rights. The Company suggests that any such proposal be submitted by certified mail return receipt requested.
HOUSEHOLDING
The SEC permits a procedure called “householding” for the delivery of proxy information to shareholders. Under this procedure, certain shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials unless one or more of such shareholders notifies us that they would like to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. The Company initiated householding to reduce printing costs and postage fees.
The Company will promptly deliver, upon written or oral request, a separate copy of the proxy statement and annual report in a separate envelope, as applicable, to a shareholder at a shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy materials in a separate envelope either now or in the future, please contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently receiving separate copies and wish to receive only one copy of future proxy materials for your household, in one envelope, please contact Broadridge at the above phone number or address.
SOLICITATION
The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they may be reimbursed by the Company for their expenses in doing so. Proxies may be solicited personally, by telephone, by telegram or by special letter.
The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.
By Order of the Board of Directors

/s/ Jeffery Crivello
Chief Executive Officer

BBQ HOLDINGS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717-0718

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 13, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BBQ2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 13, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D80047-P70693

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

BBQ HOLDINGS, INC.

The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4.

	For All	Withhold All	For All Except
2. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jeffery Crivello
02) Charles E. Davidson
03) Peter O. Haeg
04) Rachel Maga
05) Bryan L. Wolff

	For	Against	Abstain
1. To set the number of directors at five (5).	☐	☐	☐
3. To ratify the appointment of Schechter Dokken Kanter Andrews & Selcer, Ltd., independent registered public accounting firm, as independent auditors of the Company for Fiscal 2022.	☐	☐	☐
4. To approve, on an advisory basis, the Company's executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com

D80048-P70693

BBQ HOLDINGS, INC.
Annual Meeting of Shareholders
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Jeffery Crivello and Jason Schanno or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BBQ HOLDINGS, INC. (the "Company"), that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 p.m., Central Time, on June 14, 2022, virtually at www.virtualshareholdermeeting.com/BBQ2022, and any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSON(S) NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

Continued and to be signed on reverse side